Exhibit 2.2

                                CLOSING AGREEMENT

         This CLOSING AGREEMENT (the "Agreement") is entered into effective as of July 2, 2004 (the "Effective Date") by and among USED KAR PARTS, INC., a Florida corporation ("UKP"), XENOMICS, a California corporation ("Xenomics"), L. DAVID TOMEI, SAMUIL UMANSKY, HOVSEP S. MELKONYAN, KATHRYN P. WILKE, each, a resident of the State of California, and ANATOLY V. LICHTENSTEIN, a resident of Russia, (collectively, "Shareholders"), with reference to the facts and circumstances set forth in the Recitals below.

                                    RECITALS

         A. UKP, Shareholders, and Xenomics are parties to that certain Securities Exchange Agreement ("Exchange Agreement") of even date herewith pursuant to which UKP will acquire all of the issued and outstanding shares of Xenomics' capital stock from the Shareholders in exchange for issuance of shares of UKP's capital stock to the Shareholders Xenomics' shareholders (the "Exchange").

         B. Due to certain certain grace periods given to prospective investors and the parties hereto, the parties wish to execute all documents as of June 24, 2004, except for this Agreement, and to close the transactions contemplated under the terms of the Exchange Agreement on the Effective Date.

         C. In order to facilitate the Closing (as defined in the Exchange Agreement) the parties to the Exchange Agreement desire to enter into this Closing Agreement.

         D. The parties are executing this Agreement to memorialize their understanding regarding the foregoing.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises made under the Exchange Agreement, the above Recitals the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, UKP, Licensor, and the Shareholders agree follows:

         1. Interpretation. Except as stated otherwise in this Agreement, the Exchange Agreement, including any Exhibit and Schedule thereto, shall remain in full force and effect. In the event of a conflict between the provisions of this Agreement and those of the Exchange Agreement, this Agreement shall control. Terms with initial capital letters are defined terms which shall have the respective meanings given them in the Exchange Agreement, unless the context of this Agreement requires otherwise.

         2. Private Placement.

                  2.1 Concurrently with the Closing UKP will close a private equity financing (the "Financing") in the amount of not less than $2,250,000 and up to $2,600,000, in which UKP will sell shares of its common stock (after giving effect to the Recapitalization) at a per share price of ninety five cents ($.95) to investors.

                  2.2 Notwithstanding anything to the contrary in the Security Exchange Agreement or any Exhibit and Schedule thereto, the parties agree, that UKP's capitalization at of the Closing, taking into consideration the issuance of common stock to the private equity investors, shall be as stated in the Capitalization Table attached hereto as Exhibit 1.

                  2.3 The parties agree that the funds raised in the Financing shall be used (a) in the amount of five hundred thousand Dollars ($500,000) for the redemption of 1,971,734 shares of UKP's common stock from Panetta Partners, Ltd, (b) in an amount as may be invoiced by Baum & Company, P.A. for the audit of Xenomics' books and records that is currently ongoing, (c) in an amount as may be invoiced by Kirkpatrick & Lockhart LLP, Sommer & Schneider LLP, and Mayer, Brown, Rowe & Maw LLP for transaction costs in conjunction with the Exchange, and (d) in the remaining amount for the financing of UKP's and Xenomics' operations. In furtherance thereof, the parties hereby instruct Sommer & Schneider LLP to disburse funds (not exceeding $280,000 in the aggregate) on July 2, 2004 as follows (wire instructions under separate cover):

         To the order of Panetta Partners Ltd (Redemption)    $ 500,000.00
         Kirkpatrick  & Lockhart, LLP (on account)            $  97,000.00
         Sommer & Schneider LLP (on account)                  $ 109,800.00
         Mayer, Brown, Rowe & Maw LLP                         $  32,000.00 est.
         Townsend and Townsend and Crew                       $  14,938.08
         Zuzana Goldstein                                     $   1,675.00
         Spott, Lucey & Wall (to April 20, 2004)              $   7,518.91
         Glynn Wilson                                         $     996.42
         Samuil Umansky                                       $     800.00
         Anatoly Lichtenstein                                 $  25,000.00
         Joel Baum & Co.                                      $   8,000.00
         Travel and Conference Expense Reimbursement          $  11,200.00

The balance of the proceeds of the private placement will be wired to the Xenomics account opened at JPMorgan Chase in New York and Sommer & Schnieder LLP will provide the parties with a statement of the account.

         3. Liabilities. The parties acknowledge and agree that UKP and Xenomics liabilities as stated in the Exchange Agreement and the Schedule thereto does not include unpaid accounting and legal fees and expenses incurred by Xenomics or UKP in conjunction with the Exchange, provided that UKP's liabilities for the Exchange shall not exceed $17,000 more than the amount set forth in the balance sheet of UKP as of April 30, 2004 filed with the SEC. UKP agrees to pay such transactions costs as provided in Sections 2.3(b) and 2.3(c) above at the Closing and, thereafter, upon receipt of respective invoices.

         4. UKP Board of Directors and Advisors. The parties agree that the initial Board of Directors of UKP as of the Closing shall consist of 5 Board members and shall include L. David Tomei, Samuil Umansky, Christoph Bruning, Donald Picker, and Gary Jacob. The Board will also appoint Gabe Cerrone to be a member and Co-Chairman, effective as of his written certification of his acceptance of the appointment. UKP shall provide all necessary Board of Directors and shareholder resolutions at the Closing to effectuate this provision.

         5. UKP Officers. The parties agree that officers of UKP and Xenomics as of the Closing shall be as follows:

                  President and CSO:        Samuil Umansky
                  Secretary:                Christoph Bruning
                  Treasurer:                Christoph Bruning

         UKP and Xenomics shall provide all necessary Board of Directors resolutions at the Closing to effectuate this provision.

         6. Miscellaneous

                  6.1 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

                  6.2 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Eastern or Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

                  6.3 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  6.4 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

                  If to UKP:

                                    Used Kar Parts, Inc.
                                    3 West 57th Street, 8th Floor
                                    New York, NY  10019
                                    Attn: President

                  with a required copy to:

                                    Herbert H. Sommer, Esq.
                                    Sommer & Schneider LLP
                                    595 Stewart Avenue, Suite 710
                                    Garden City, NY  11530

                  If to Xenomics:

                                    Xenomics
                                    6034 Monterey Ave.
                                    Richmond, CA 94805
                                    Attn: President

                  with a required copy to:

                                    Dirk Michels, Esq.
                                    Kirkpatrick & Lockhart LLP
                                    Four Embarcadero Center, 10th Floor
                                    San Francisco, CA  94111

                  If to the Shareholders:

                                    L. David Tomei
                                    3018 California Street
                                    San Francisco, CA  94115

                                    Samuil Umansky
                                    6034 Monterey Avenue
                                    Richmond, CA  94805

                                    Hovsep S. Melkonyan
                                    950 Evelyn Avenue
                                    Albany, CA  94706

                                    Anatoly V. Lichtenstein
                                    32 Kashirskoe shosse, Bldg 3, Apt. 229
                                    Moscow, Russia  115522

                                    Kathryn P. Wilke
                                    769 Horizon Drive
                                    Martinez, CA  94553

                  6.5 Parties in Interest. With the exception of the Shareholders' right to request transfer of the Core Technology to and to effectuate the acquisition of the Core Technology through an assignee, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

                  6.6 Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile all of which taken together shall constitute one instrument. The Parties agree that a photocopy of such facsimile may also be treated by the Parties as a duplicate original.

                  6.7 Entire Agreement. The Exchange Agreement and this Agreement, including the exhibits hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  6.8 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Company and the Shareholders.

                  6.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                  6.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereof.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, undersigned parties have executed this Closing
Agreement, as of the day and year first above written.


   "UKP:"                                           Used Kar Parts, Inc.,
                                                    a Florida corporation


                                                    By:  /s/ Christoph Bruening
                                                       -------------------------
                                                       Name: Christoph Bruening
                                                       Title: President


   "XENOMICS:"                                      Xenomics
                                                    a California corporation


                                                    By:  /s/ Samuil Umansky
                                                       -------------------------
                                                    Name:  Samuil Umansky
                                                    Title: President



   "SHAREHOLDERS:"                                  /s/ L. David Tomei
                                                   -------------------------
                                                    L. David Tomei


                                                    /s/ Samuil Umansky
                                                   -------------------------
                                                    Samuil Umansky


                                                    /s/ Hovsep S. Melkonyan
                                                   -------------------------
                                                    Hovsep S. Melkonyan


                                                    /s/ Anatoly V. Lichtenstein
                                                   -----------------------------
                                                    Anatoly V. Lichtenstein


                                                      /s/ Kathryn P. Wilke
                                                   -------------------------
                                                     Kathryn P. Wilke

                                       6
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                                    EXHIBIT 1

                            UKP CAPITALIZATION TABLE







                                       7